Exhibit 10.1

EXECUTION COPY

CONTRACT OF EMPLOYMENT

(including particulars of terms of employment required

by the Employment Rights Act 1996)

EMPLOYER	TRAVELPORT INTERNATIONAL LTD of Axis One, Axis Park, 10 Hurricane Way, Langley, Berkshire SL3 8AG United Kingdom. Registered company number 1254977 England (“the Company”).

EMPLOYEE	Philip Emery

DATE	1 October 2009

1.             Commencement of employment

Your employment with the Company began on 11th September 2006 which is the date of commencement of your period of continuous employment. Your new role will commence 1st October 2009.

2.             Job title

You are employed as Chief Financial Officer, Travelport at Senior Executive Leadership level.  The content of your job may be varied from time to time.

3.             Duties

3.1.          You will carry out such duties and comply with such instructions   consistent with your position and status as the Company reasonably determines from time to time.

3.2.          You will primarily report to Jeff Clarke, the President and CEO of Travelport (or his successor), and will also report to Gordon Wilson, President and CEO of Travelport GDS (or his successor); provided, however, that the Company may change this reporting relationship so that you have substantially equivalent accountability and responsibility.

4.             Place of work

4.1.          Your normal place of work will be the Company’s offices at Langley.

4.2.          You may be required to undertake business trips or temporary work placements within the UK and abroad in the course of the performance of your duties.

4.3.          You may be required to work on a permanent basis at any other (current or future) premises of the Company or any Group Company within a radius of 50 miles of Langley. If as a result of such relocation you are required to move home your relocation expenses will be refunded to the extent provided for in the Company’s relocation policy in accordance with the terms of that policy which may be revised from time to time.

5.             Remuneration

5.1.          Your basic salary is £285,000 per annum effective 1st October 2009.  This basic salary is payable monthly in arrears in accordance with the Company’s normal payroll practices by electronic transfer direct to your bank.

5.2.          Your salary will be reviewed annually. Salary review does not automatically entitle you to a salary increase.

5.3.          You are required to inform the Company’s payroll department without delay if an over or under payment of salary, expenses or any other benefit is mistakenly made to you.

6.             Expenses

If you incur travelling expenses (other than travel to and from work), accommodation or other expenses in the course of carrying out your duties, you will be reimbursed for these by the Company on production of appropriate vouchers or receipts in accordance with the Company’s current policy on expenses, a copy of which appears on the Company Intranet.

7.             Perquisites

During your employment you will be provided with perquisites for UK executives at your level, including without limitation, car allowance, financial planning and travel allowance, subject to the prevailing rules, policy or plan, which may be revised from time to time; provided, however, that you will continue to be permitted to use your travel allowance for commuting.  Your eligibility to participate in these schemes and to receive benefits under them shall cease upon termination of your employment for whatever reason. The Company reserves the right to vary, replace or discontinue all or any of these perquisites from time to time.

8.             Hours of Work

8.1.          Your normal hours of work are from 9.00 am until 5.15 pm Monday to Friday inclusive with a 45 minute break for lunch. The Company reserves the right to vary your normal hours of work at its discretion to meet business needs and/or improve operational efficiency but without increasing the normal number of hours worked.

8.2.          You will be required to work such additional hours as may be necessary for the proper performance of your duties, for which you will receive no additional payment.

8.3.          You agree that the maximum weekly working time limits in regulation 4 (1) of the Working Time Regulations 1998 do not apply to you, and that you shall give the Company three months notice in writing if you wish regulation 4 (1) to apply to you.

8.4.          You agree to co-operate fully in assisting the Company to maintain such records of your working hours as may be required from time to time.

9.             Holidays and holiday pay

9.1.          The holiday year runs from 1 January to 31 December.

9.2.          You are entitled, in addition to the usual public holidays, to 25 working days’ paid holiday in each holiday year of employment, increasing to 27 days after five continuous years’ service and 29 days after ten continuous years’ service.  Holidays shall be paid at your basic rate of pay.

9.3.          If the 5th and 10th anniversaries of your commencement date fall during the first six months of a holiday year then your two day increase of holiday entitlement will be available to you following the anniversary date.  If these anniversaries fall during the second six months of a holiday year then your holiday entitlement following the anniversary date will increase by only one day for that year.

9.4.          Where you are employed for a part of a holiday year only — either on commencement or termination of your employment  — you will be entitled to paid holiday pro rata to the number of complete calendar months worked by you in the relevant holiday year.

9.5.          The dates of any period of holiday must be approved by your manager.  Although the Company will agree to your proposed holiday dates wherever possible, it reserves the right to withhold approval where necessary for administrative or business reasons.  Consent will not normally be given to your taking more than ten consecutive working days holiday.

9.6.          In exceptional circumstances and with the prior written consent of your Manager, up to five days unused holiday entitlement may be carried forward to the next year.  Any such days must be taken by 31 March in the next holiday year.

9.7.          On the termination of your employment, where you have taken more or less than your accrued holiday entitlement as calculated above, an adjustment based on your normal rate of pay will be made to your final pay by way of a deduction or an additional payment as appropriate.

10.          Sickness and sick pay

10.1.        If you are absent from work due to sickness or injury or for any other reason you must let the Company know by 10.00 am on your first day of absence that you will be unable to attend.  If it is not possible for you or someone on your behalf to contact the Company by this time then you must ensure that contact is made as soon as is reasonably practical thereafter.  If you are absent over a period of time, you must keep the Company advised regularly of your progress and of your likely return date.  Your manager will be your first point of contact for these purposes.

10.2.        If you are absent due to sickness or injury for half a day or more, immediately you return to work you must complete a sickness self-certification form and submit it to your manager for his/her signature and authorisation.  Template self-certification forms are available on the Company’s Intranet.

10.3.        If you are absent for more than seven consecutive days (including Saturdays and Sundays) due to sickness or injury you must obtain a doctor’s certificate in respect of your absence to date and any anticipated future absence and give it or send it immediately to your manager.  Thereafter any further absence must continue to be supported by doctor’s certificates.  If you wish to return to work following a period of sickness absence and your doctor’s certificate is for an open ended period or for a period which has not expired then the Company will only allow you to return to work if you submit a further doctor’s certificate confirming that you are once more fit for work.

10.4.        Failure to comply with the above procedures may result in the loss of Company sick pay (referred to below) and may also disqualify you from receiving Statutory Sick Pay (“SSP”).

10.5.        The Company’s sick pay year runs from 1 April to 31 March.  Provided you have complied with the requirements detailed above, and subject to your length of continuous service, the Company will continue to pay you at your normal rate of pay during any unavoidable absence through sickness or injury in any given sick pay year (whether the absence is continuous or intermittent) for a period of 26 weeks.

Any payment made to you under this provision will include any entitlement which you may have to receive SSP from the Company.  Company sick pay will be reduced by the amount of any Social Security benefits recoverable by you (whether or not recovered) in respect of your illness or injury.  Any payments made in addition to your entitlement to

Company sick pay as detailed above will be made entirely at the Company’s discretion.

10.6.        Where the relevant anniversary of your commencement of employment falls part way through a sick pay year your entitlement to Company sick pay for the sick pay year in question will increase immediately upon that anniversary date, but any sick pay already paid to you during that sick pay year will be offset against your new entitlement.

10.7.        If you are absent during one sick pay year (“year 1”) and your absence continues into the next sick pay year (“year 2”) or if your absence in year 2 commences within four weeks of your absence in year 1 then the absence which falls in year 2 will be regarded as if it had fallen within year 1 and your entitlement to Company sick pay will be calculated by reference to your unexhausted sick pay entitlement (if any) for year 1.  In this case you will only qualify to claim Company sick pay in respect of your entitlement for year 2 once you have returned to work for a continuous period of at least four working weeks before incurring any further sickness absence.  Until you have qualified to receive Company sick pay in year 2 as described above any further absence from work due to sickness or injury will also be regarded as having occurred in year one.

10.8.        You may be eligible to receive SSP payments before you become entitled to Company sick pay or once your entitlement to Company sick pay in any given sick pay year has been exhausted in which case you will receive payment at the SSP rate during your absence until your SSP entitlement has been exhausted. Your “qualifying days” for SSP purposes are Monday to Friday (inclusive).

10.9.        If you are absent from work due to an accident which occurred or a condition which was sustained as a result of the act or omission of a third party any sick pay paid to you by the Company in respect of your absence will be paid as a loan which you must repay to the Company if you are successful in recovering damages in respect of your absence from work.

10.10.      The Company will be entitled, at its expense, to require you to be examined by an independent medical practitioner of the Company’s choice at any time (whether or not you are absent by reason of sickness or injury) and you agree that the doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.

10.11.      For the avoidance of doubt the Company will be entitled to terminate your employment in accordance with the terms of this Contract (whether with or without notice as appropriate in the circumstances) during any period of sickness absence.

11.          Pension and other benefits

11.1.        The Company operates a defined contribution pension plan.  If you choose to join the pension plan then your basic salary will be reduced by the amount that you elect to be invested into the pension plan, in accordance with the membership category you select.  Full details of the pension plan and other benefits are shown in the Benefits’ Booklet.

11.2.        During your employment you will be entitled to participate at the Company’s expense in the Company’s schemes relating to the following:

(a)           private medical expenses insurance;

(b)           permanent health insurance;

(c)           life assurance;

(d)           Well Being programme;

subject to the rules of these schemes which may be revised from time to time.  Your eligibility to participate in these schemes and to receive benefits under them shall cease upon termination of your employment for whatever reason.

11.3.        Participation in the permanent health insurance (PHI) scheme is strictly subject to the rules of the scheme which may change from time to time.  You will be entitled to receive benefits under the PHI scheme only in the circumstances and for so long as the Company continues to receive benefits from the insurer who operates the scheme.  Your entitlement to receive benefits will therefore cease if your employment is terminated or if you are able to work to your normal capacity again, if you die, or if you reach normal retirement age or if the insurer considers that you no longer satisfy the scheme’s other eligibility requirements.

11.4.        The Company reserves the right to vary, replace or discontinue all or any of these schemes from time to time.

12.          Confidentiality

12.1.        You shall not either during the continuance of your employment or at any time thereafter:

(a)           disclose or communicate to any person or permit or enable any person to acquire any Confidential Business Information other than for any legitimate purposes of a Group Company; or

(b)           use or attempt to use any of the Confidential Business Information in any manner which may injure or cause loss either directly or indirectly to any Group Company or its Clients or may be likely to do so or for any purpose other than in the discharge of your duties hereunder; or

(c)           sell or seek to sell to anyone Confidential Business Information other than for any legitimate purposes of a Group Company; or

(d)           obtain or seek to obtain any financial advantage direct or indirect from the disclosure of Confidential Business Information other than for a Group Company.

During the continuance of your employment and at all times thereafter you shall use your best endeavours to prevent the unauthorised publication or disclosure of the Confidential Business Information or any part thereof.

12.2.        This Clause shall not apply to:

(a)           information or knowledge which comes into the public domain other than in consequence of your default;

(b)           any information which you have acquired other than through the performance of your duties for a Group Company; or

(c)           any information which is required to be disclosed by you by order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required by law.

12.3.        Nothing in this Agreement shall preclude you from making a protected disclosure for the purposes of the Public Interest Disclosure Act 1998.

13.          Activities during your employment

13.1.        During your employment you may only be engaged, concerned or interested (whether directly or indirectly) in any other trade, business or occupation with the prior written consent of the Company, as set forth in the Travelport Code of Business Conduct & Ethics (“the Code”). Subject to the provisions of the Code, the Company will not unreasonably withhold such consent but consent will not be given where the outside activity in question gives rise to any conflict of interest with regard to the Company’s business or if it is likely to detract from the proper performance of your duties under this contract.

13.2.        During your employment you must not, except with the Company’s written consent and subject to the provisions of the Code, introduce to any other competing business orders for goods or services with which the Company is able to deal.

13.3.        During your employment you must not, except with the Company’s express written consent or instructions, represent yourself as the Company’s authorised agent save as is required in the normal course of your duties.  You must not communicate with any member of the press or media or publish any letter, article or document on behalf of or referring to the Company without the express prior permission of the Corporate Communications Department.

14.          Intellectual Property

14.1.        All copyright, design rights, database rights, trademarks, and any other intellectual property rights (other than patents) in any software, databases, specifications, manuals, prototypes, records, documents, (including all material stored in computer readable form), drawings, designs, business ideas or methods and any other material or work (the “Materials”) of any description that is capable of protection under the intellectual property laws (other than patent law) or laws of confidence of any country which is made, developed, created, devised or designed (whether alone or with any other person) by you in the course of your employment will be the property of and will belong to the Company unless otherwise agreed in writing by the Company.

14.2.        You agree that you will use the Materials only for the purpose of the Company’s business and that you will return the Materials and all copies and extracts from the Materials, to the Company on demand at any time and without demand on the termination of your employment, howsoever arising.

14.3.        You shall promptly disclose full details of all inventions, discoveries, processes or formulae or any other matter which is capable of patent protection under the intellectual property laws of any country which is made, created, developed, or devised by you in the course of your employment (“Inventions”) in writing to a Director of the Company, and shall if requested by the Company deliver to the Company all copies and material representations of such Inventions in your possession, custody or control.

14.4.        To the extent that under the mandatory laws of any country an Invention or any patent or other rights therein belongs to you, you shall on request by the Company negotiate with the Company in good faith for the assignment or licence of the Invention and such rights to the Company.

14.5.        All other Inventions and all other rights therein shall belong to the Company, and, to the extent not already legally owned by the Company, shall be held on trust for the Company, and at the Company’s request and cost you shall execute any documents and do all things necessary to substantiate the Company’s ownership thereof and to obtain registration or protection thereof in any country.

14.6.        You irrevocably appoint the Company to be your attorney in your name, and on your behalf:

14.6.1.        to execute any instrument, to do any thing, and generally to use your name for the purpose of giving the Company (or its nominee) the full benefit of the provisions of clauses 14.1 to 14.5 above; and

14.6.2.        to give to any third party a certificate in writing (signed by a director or secretary of the Company) confirming that any instrument or act falls within the authority conferred by this clause; such a certificate will be deemed to be conclusive evidence that this is the case.

14.7.        Save as provided above, you shall keep all Inventions and all details thereof confidential to yourself and any lawyer or patent agent instructed by you.  You shall not without the Company’s consent apply for protection or registration in any country of any Invention belonging to the Company and shall promptly inform the Company if you apply for protection or registration of an Invention belonging to you in any country.

15.          Disciplinary and grievance procedure

The Company has disciplinary and grievance procedures which appear on the Company intranet. The disciplinary and grievance procedures are not incorporated by reference in this contract of employment and therefore do not form part of your contract of employment.

16.          Termination of employment

16.1.        Subject as follows the Company can terminate your employment at any time by giving you 12 months written notice.

16.2.        You may terminate your employment at any time by giving the Company at least 12 months written notice.

16.3.

16.3.1.        After notice of termination has been given by either you or the Company, provided that the Company continues to provide you with your normal salary and contractual benefits under this contract until your employment terminates, the Company may at its absolute discretion at any time during your notice period:

(a)                exclude you from the premises of the Company and/or any Group Company;

(b)                require you to carry out specified duties other than your normal duties or to carry out no duties;

(c)                require you to return any property belonging to the Company which is in your possession;

(d)                require that you resign immediately from any offices you hold in any Group Company;

(e)                announce to employees, suppliers and customers that you have been given notice of termination or have resigned (as the case may be); and

(f)                 instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until your employment has terminated.

16.3.2.        Any outstanding holiday entitlement accrued before or during a period of exclusion pursuant to clause 16.3.1 should be used during the exclusion period with the prior agreement of the Company.

16.4.        The Company has the right to terminate your employment without notice if you breach the material terms and conditions of your employment and/or in the case of gross misconduct.  Gross misconduct includes (but is not limited to) dishonesty, fraud, insider dealing, breach of company confidentiality, pilferage, being under the influence of alcohol or other substances at work, flagrant disobedience of reasonable orders from superiors, causing actual or threatening physical harm, harassment and causing damage to Company property.

16.5.        The Company may also terminate your employment (with or without notice depending upon the severity of the case) if it discovers that you provided the Company with false information or deliberately misled the Company when applying for employment.

16.6.        The Company reserves the right, at its discretion, to terminate this Contract immediately without giving the period of notice referred to in clause 16.1 or 16.2 (as appropriate) by paying to you your basic salary (less deductions of tax and national insurance) in lieu of all or part of your notice period as the case may be.

16.7.        Should you be involuntarily terminated for any reason other than cause (as determined by the Company) or you resign in circumstances where you are entitled to resign in response to a fundamental breach of contract by the Company, and provided that you execute a compromise agreement that will be provided to you by the Company in its standard form and that will include a release of all claims against any Group Company or any of their directors, officers, agents or employees, a non-competition provision for 12 months following your termination of employment, and a non-solicitation provision for 12 months following your termination from employment, you shall be entitled to receive the following benefits, which, except as expressly provided herein in clause 16.6, shall be in lieu of any severance or separation benefits under any and all other severance plans, policies and agreements that may entitle you to severance or separation benefits and which shall be less deductions of tax and national insurance:

16.7.1.        A lump sum payment that is equivalent to 12 months of your base annual salary at the time of termination; and

16.7.2.        A lump sum payment equal to your then current annual target bonus for the year in which your employment terminates, pro-rated based upon the number of days you were employed with the Company during the year of termination and for which you have not otherwise received or been eligible for a bonus, and in lieu of any other bonus for the period in which you are terminated.

16.8.        The May 1, 2009 Management Equity Awards Agreement between Executive and TDS Investor (Cayman) L.P. (“the May 1, 2009 Award Agreement”) is hereby amended as follows:

16.8.1.        Section 3.1(e) is deleted in its entirety and replaced with the following:

(e) Notwithstanding the foregoing in the event that:

(i)            a Change in Control occurs at a time when Executive is employed by the Company, Executive shall thereupon be deemed to have vested in the unvested Restricted Equity Units at Target (including, for the avoidance of doubt, any Restricted Equity Units that remain unvested due to the failure in any prior calendar year(s) to achieve the Annual Goals at Target)  immediately prior to such Change of Control (and such Restricted Equity Units shall automatically convert to Vested Restricted Equity Units hereunder) and any Restricted Equity Units that remain unvested after such conversion shall be forfeited;

(ii)           Executive’s employment with the Company is terminated by the Company other than for Cause, by Executive as the result of a Constructive Termination, or as a result of death or Disability, Executive shall be deemed to have vested in the unvested Restricted Equity Units that would have vested assuming (1) that Executive’s employment continued for eighteen (18) months following the termination of Executive’s employment (“Accelerated Vesting Date”), (2) that the award vests rateably on a monthly basis beginning on the prior Vesting Date through the Accelerated Vesting Date over the remainder of the performance period that ends on December 31, 2012, and (3) performance at Target.  For example, if Executive was terminated without Cause on September 1, 2009, then Executive will receive 26/48ths vesting of all unvested Restricted Equity Units as of the termination date at Target; and

(iii)          Executive’s employment with the Company is terminated for any reason, except as set forth, and to the extent provided, in Sections 3.1(e)(i) and 3.1(e)(ii), Executive shall have no right to further vesting of the Restricted Equity Units that are Unvested Restricted Equity Units (and such Restricted Equity Units shall be Unvested Restricted Equity Units notwithstanding the provisions of this Section 3.1).

16.8.2.        The following definition is added to Section 1.1. of the May 1, 2009 Award Agreement:

“Constructive Termination” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Constructive

Termination” means (A) any material reduction in Executive’s base salary or annual bonus opportunity (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives), (B) failure of the Company or its affiliates to pay compensation or benefits when due, in each case which is not cured within 30 days following the Company’s receipt of written notice from Executive describing the event constituting a Constructive Termination, (C) a material and sustained diminution to Executive’s duties and responsibilities as of the date of this Agreement or (D) the primary business office for Executive being relocated by more than 50 miles; provided that any of the events described in clauses (A)-(D) of this definition of “Constructive Termination” shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Constructive Termination; provided further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence thereof or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

16.8.3.        The phrase “Subject to Section 3.1,” is added at the beginning of Section 3.4(a).

16.8.4.        The title of Section 3.5 is amended to “Partnership Agreement; Call Rights” and the following language is added at the end of the existing language in that Section 3.5:

Notwithstanding the foregoing or anything to the contrary in the Partnership Agreement, Class A-2 Interests delivered pursuant to a Restricted Equity Unit granted pursuant to this Agreement shall not, until the earlier of (a) the end of the Restricted Period (as defined below) or (b) the breach of any covenant contained in Section 5 of this Agreement (the “No-Call Period”), be (i) forfeitable pursuant to Article XII of the Partnership Agreement or (ii) subject to the mandatory purchase provisions of Article XII of the Partnership Agreement; provided that, in each case, any time periods contained in the Partnership Agreement that would otherwise have lapsed during the No-Call Period shall not begin to run until after the expiration of such No-Call Period (or, if later, the date on which the Partnership has actual knowledge of the expiration of such No-Call Period).

16.8.5.        The “Restricted Period” as defined in Section 5.1(a) is changed from one (1) year to two (2) years.

16.9.        The parties agree that TDS Investor (Cayman) L.P. is party to this Agreement for the sole purpose of agreeing to be bound by the provisions of clause 16.8.

16.10.      Upon termination of the Employment howsoever arising you will:

16.10.1.      resign from all offices, trusteeships or positions held by you in the Company (or any other Group Company) and transfer all nominee shares held by you in the Company (or any other Group Company) without compensation for loss of office or otherwise and, should you fail to do so, your manager is irrevocably authorised to appoint some person in your name and on your behalf to do, execute and perform any acts, deeds, documents or things necessary to effect such resignation or transfer;

16.10.2.      deliver (or, if you are dead, of unsound mind or bankrupt, then your personal representatives or such other persons as may be appointed to administer your estate and affairs will deliver) up to the Company or its authorised representative all property including (without limitation) all documents, records, keys, correspondence, discs, tapes, telephones, credit cards or other items in your possession or under his control which relate in any way to the business or affairs or customers of the Company (or any other Group Company) or are the property of the Company (or any other Group Company) and all extracts or copies of them regardless of the medium on which such extracts or copies are stored or held; and

16.10.3.      not at any time after the termination wrongfully represent yourself as being a director of or employed by or connected with the Company (or any other Group Company) nor make or publish any untrue or misleading statement or comment about the Company (or any other Group Company) or their respective officers and employees.

16.11.      You acknowledge and agree that, notwithstanding that the personal contact is between you and representatives of Clients, Suppliers, Agents and Distributors (collectively referred hereafter as “Business Partners”), the relationship with them is one which exists with the Company and is valuable to the Company and that, so far as concerns those Business Partners whose business is handled by you, it is capable of being damaged inter alia upon the cessation for any reason of the contract of employment between the Company and you.  For the purposes of permitting the Company to ensure so far as possible that any such damage is minimised, and so as to preserve the Company’s relationship with its Business Partners after the termination of the contract of employment, and to ensure the continued proper servicing of the requirements of such Business Partners, you hereby undertake generally to co-operate with the Company and comply with the instructions of the Board in securing the handover of the affairs of any such Client, Agent, Supplier or Distributor to any other employee(s) designated by the Company in a manner which will or is designed to ensure that the Company’s relationship with such Client is preserved and that the Client continues to receive a proper service from the Company; and acknowledges that any breach of the above undertakings may cause loss or damage to the Company for which it may reasonably seek compensation or injunctive relief from you.

16.12.      With a view to ensuring that your departure can be arranged with the minimum of inconvenience or disruption to the business of the Company and its relationship with its Clients and its other employees, you undertake to mutually agree with your manager the timing and manner of any communication about your departure, and to refrain from informing any of your colleagues (excluding your manager and the Board of Travelport Limited or its successor) about the proposed cessation of your employment hereunder, other than within the agreed communication plan.

16.13.      You acknowledge the right of the Company to monitor and control the performance of its employees and ensure the proper servicing of the requirements of its Clients, and acknowledge the fiduciary obligations attaching to your position.

17.          Company Property

On request and in any event on termination of your employment for any reason you are required to return to the Company all company property including e.g. mobile phones, computer hard and software including discs and all documents in whatever form (including notes and minutes of meetings, customer lists, diaries and address books, computer printouts, plans, projections) together with all copies which are in your possession or under your control.  The ownership of all such property and documents will at all time remain vested in the Company.

18.          Restrictive Covenants

18.1           You acknowledge that in the course of your employment you are likely to obtain knowledge of Group Companies’ trade secrets and other confidential information and will have dealings with Clients, Suppliers, Agents and Distributors (collectively referred hereafter as Business Partners) and that the relationships with such Business Partners are proprietary rights belonging to the relevant Group Company and that it is fair and reasonable for the Company to seek to protect the interests of the Group by the provisions of this clause 18.

18.2            You shall not, either on your own account (whether directly or indirectly) as a representative, employee, partner, director, financier, shareholder or agent of any other person, firm, company or organisation:

(a)        at any time during the Restricted Period hold any Material Interest in a business which is either wholly or partially in competition with any of the Businesses;

(b)        at any time during the Restricted Period, seek in any capacity whatsoever any business, orders or custom for any Restricted Products or Restricted Services from any Client with whom you have dealt at any time during the period of twelve months prior to the Termination Date;

(c)        at any time during the Restricted Period, accept in any capacity whatsoever orders for any Restricted Products or Restricted Services from any Client with whom you have dealt at any time during the period of twelve months prior to the Termination Date;

(d)        at any time before or after the Termination Date, induce or seek to induce by any means involving the disclosure or use of Confidential Business Information any Business Partner to cease dealing with a Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

(e)        at any time during the Restricted Period be employed or engaged by any person who at any time during the period of twelve months prior to the Termination Date shall have been a Business Partner for the purpose of carrying out the same kind of work as you have performed for that Business Partner during the period of twelve months prior to the Termination Date;

(f)         at any time during the Restricted Period approach, solicit or seek in any capacity whatsoever any business, orders or custom for any Restricted Products or Restricted Services from any Supplier, Agent or Distributor with whom you have dealt at any time during the period of twelve months prior to the Termination Date;

(g)        at any time during the Restricted Period deal with or accept in any capacity whatsoever orders for any Restricted Products or Restricted Services from any Supplier, Agent or Distributor with whom you have dealt at any time during the period of twelve months prior to the Termination Date;

(h)        at any time during the Restricted Period endeavour to entice away from the relevant Group Company or knowingly employ or engage the services of or procure or assist any third party so to employ or engage the services of any person who shall have been an Employee;

(i)         at any time during the Restricted Period endeavour to entice away from the relevant Group Company or knowingly employ or engage the services of or procure or assist any third party so to employ or engage the services of any person who shall have been providing consultancy services to the relevant Group Company at any time in the period of twelve months immediately prior to the Termination Date and who:

(i)        by reason of his engagement as a consultant by such Group Company is likely to be able to assist a business in or intending to be in competition with such Group Company so to compete; or

(ii)       by reason of his engagement as a consultant by such Group Company is likely to be in possession of any Confidential Business Information; or

(j)         at any time after the Termination Date represent yourself or permit yourself to be held out by any person, firm or company as being in any way connected with or interested in any Group Company.

18.3       Whilst the restrictions referred to in this clause are regarded by the parties hereto as fair and reasonable restrictions to be imposed on you, it is hereby declared that the wording of this clause is severable and so much of the same as a court of competent jurisdiction may regard as unreasonable shall (so far as the same is possible) be deleted.

18.4       If after your employment ends you propose to enter into any contract of employment, appointment or engagement you must before so doing bring all the terms of this contract (particularly clauses 12, 14, 17 and 18) to the attention of any proposed new employer or organisation appointing you.

19.          Normal retirement age

Your normal retirement age is 65 years.

20.          Deductions

You hereby authorise the Company to deduct from your pay (including holiday pay, sick pay, bonus and pay in lieu of notice) any amounts which are owed by you to the Company or any other company in the Group after due notification and authority

(including any costs incurred by the Company under the provisions of the Company Car Policy as amended from time to time).

21.          Rules policies, procedures

21.1.        You must comply at all times with the Company’s rules policies and procedures relating to equal opportunities, harassment, health and safety, e-mail and internet use, insider trading and all other rules and procedures introduced by the Company from time to time.  Copies of all rules, policies and procedures appear in the Employee Handbook.

21.2.        In addition to those rules policies and procedures detailed in clause 21.1 above, you must comply at all times with the Code and any Code Supplements, as amended from time to time. You will be given a copy of the Code annually, and will also be made aware of any material updates.

21.3.        For the avoidance of doubt the rules, policies and procedures detailed in clause 21.1 and the Code detailed in clause 21.2 above are not incorporated by reference into this contract, are non-contractual and may be changed, replaced or withdrawn at any time at the discretion of the Company.

21.4.        Any breach of the Company rules, policies or procedures or the Code may result in disciplinary action being taken against you, and in turn may, dependent upon the circumstances and the seriousness of the matter concerned, result in the termination of your employment.

22.          Data Protection

22.1.        You agree that personal data (including sensitive data) relating to you which has been or is in the future obtained by the Company may be held and processed by the Company (and where necessary its agents or appointed third parties) either by computer or manually for any purpose relating to the administration, management and operation of your employment, or in relation to the Company’s legal obligations or business needs.

22.2.        The Group has offices in various countries throughout the world and it may be necessary for one or more of the Group’s overseas offices to have access to information held about you by the Company in the UK.  However it is only intended by the Company that information about you will be used by the Group’s overseas offices for the purpose of enabling the Group to deal with personal issues connected with your employment, including advising relevant statutory authorities in order to obtain a work permit or visa or assisting in your secondment to an overseas office or for pay roll purposes.  You agree that the Company may where appropriate transfer personal data (including sensitive data) relating to you to the Group’s overseas offices.

22.3.        You agree and give authorisation that your company electronic mail and computing resources will be accessible to the company without any further prior consent during your employment and where appropriate after leaving the company. All user ID and passwords combinations may be reset for access in appropriate business circumstances.

23.          Entire agreement

This contract contains the entire and only agreement between us and supersedes all previous agreements between you and the Company, including without limitation the Contract of Employment dated 21st August 2006; provided, however, except as expressly amended in clause 16.8, nothing in this contract amends or supersedes the Management Equity Award Agreements between you and TDS Investor (Cayman) L.P.

24.          Changes to your Contract

24.1.        The Company reserves the right to make reasonable changes to any of your terms and conditions of employment.

24.2.        If the Company changes any of the terms and conditions of your employment it will notify you in writing at least one month in advance of the changes taking effect.

25.          Meaning of words used

In this contract “Group” means the Company any holding company of the Company for the time being and any subsidiary (as defined in Section 736 of the Companies Act 1985) for the time being of the Company or its holding companies (including without limitation Travelport Limited) and “Group Company” means any company in the Group.

26.          Definitions

In this agreement the following definitions apply:

“Agent” means all and any travel agents and any other person, firm, company or organisation materially engaged in the business of travel agency with whom you have had contact or about whom you became aware of or informed in the course of your employment:

(a)   who shall at the Termination Date be negotiating with a Group Company to be involved in the supply of Restricted Products or Restricted Services; or

(b)   who has at any time during the period of twelve months prior to the Termination Date been involved in the supply of Restricted Products or Restricted Services to a Group Company.

“Associated Company” means any company 20 per cent or more of the equity share capital of which is owned directly or indirectly by the Company (applying the provisions of section 838 of the Income and Corporation Taxes Act 1988 in the determination of ownership), or any other Group Company or any company to which the Company (or any other Group Company) renders managerial, administrative or technical services;

“Businesses” means all and any trades or other commercial activities of any Group Company:

(a)           with which you shall have been concerned or involved to any material extent at any time during the period of twelve months prior to the Termination Date and which the relevant Group Company shall carry on with a view to profit; or:

(b)           which the relevant Group Company shall at the Termination Date have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which you shall at the Termination Date possess any Confidential Business information;

“Client” means any person, firm, company or organisation with whom you had contact or about whom you became aware of or informed in the course of your employment:

(a)           who shall at the Termination Date be negotiating with a Group Company for the supply of any Restricted Products or the provision of any Restricted Services; or

(b)           to whom a Group Company shall at any time during the period of twelve months prior to the Termination Date have supplied any Restricted Products or provided any Restricted Services;

“Confidential Business Information” means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape) which is of a commercially sensitive or confidential nature and any information in respect of which the Company owes an obligation of confidentiality to any third party:-

(a)           which you have acquired at any time during your employment by the Company but which does not form part of your own stock in trade; and

(b)                                 which is not readily ascertainable to persons not connected with the Company either at all or without a significant expenditure of labour, skill or money;

“Corporate Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development projects of any Group Company; “Distributor” means any person, firm, company or organisation with whom you had contact or about whom you became aware of or informed in the course of your employment :

(a)                                  who has pursuant to a contract provided sales and marketing services to a Group Company in any territory of the world during the period of twelve months prior to the Termination Date; or

(b)                                 who shall at the Termination Date be negotiating with a Group Company to provide sales and marketing services to a Group Company in any territory of the world;

“Employee” means:

(a)                                  any person who is or was, at any time during the period of twelve months ending on the Termination Date employed or engaged by a Group Company in a senior management, senior sales, senior technical or legal position and who, by reason of such a position, possesses any Confidential Business Information or is likely to be able to solicit the custom of any Client or to induce any Client to cease dealing with the relevant Group Company, were he or she to accept the employment or engagement offered and with whom you shall have dealt at any time during the period of 12 months prior to the Termination Date; or

(b)                                 any person who is or was, at any time during the period of twelve months ending on the Termination Date employed or engaged by a Group Company and who at any time in the six months preceding the Termination Date reported to you directly or indirectly, and with whom you worked on anything other than an occasional basis during that six month period;

“Group” means all Group Companies from time to time;

“Group Company” means the Company and any Subsidiary or Holding Company of the Company and any Subsidiary of that Holding Company (and any Associated Company) from time to time;

“Holding Company” means a holding company as defined in section 736 of the Companies Act 1985.

“Marketing Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing or sales of any past, present or future product or service of a Group Company including, without limitation, sales targets and statistics, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of clients and potential clients, commercial, technical contacts of and suppliers and potential suppliers or consultants to a Group Company, the nature of their business operations, their requirements for any product or service sold or purchased by a Group Company and all confidential aspects of their business relationship with the relevant Group Company;

“Material Interest” means:

(a)                                  the holding of any position as director, officer, employee, consultant, partner, principal or agent;

(b)                                 the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 3 per cent of the issued ordinary share of any company whose shares are listed on any Recognised Investment Exchange (as defined in section 207 of the Financial Services Act 1986); or

(c)                                  the direct or indirect provision of any financial assistance;

“Restricted Period” means the period of twelve months commencing on the Termination Date unless the Company shall have exercised its right to place you on “garden leave” in accordance with clause 16.3 above in which case such period of twelve months shall be reduced by such period as you have spent on “garden leave”;

“Restricted Products” means all and any products of a kind which shall be dealt in, produced, marketed or sold by a Group Company in the ordinary course of the Businesses;

“Restricted Services” means all and any services of a kind which shall be provided by a Group Company in the ordinary course of the Businesses;

“Subsidiary” means a subsidiary as defined in section 736 of the Companies Act 1985;

“Supplier” means any person, firm, company or organisation with whom you had contact or about whom you became aware of or informed in the course of your employment:

(a)                                  who shall at the Termination Date be negotiating with a Group Company to supply goods and/or services; or

(b)                                 from whom a Group Company shall at any time during the period of twelve months prior to the Termination Date have obtained any goods and/ or services;

“Technical Information” means all and any trade secrets, source codes, computer programs, inventions, designs, know-how discoveries, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape) relating to the creation, production or supply of any past, present or future product or service of a Group Company;

“Termination Date” means the date on which your employment hereunder terminates and references to “following the Termination Date” shall be construed as from and including such date of termination.

27.                               Notices

27.1.                     Each party to this agreement may give any notice or other communication under or in connection with this agreement by letter or facsimile transmission addressed to the other party. The address for service for you shall be the address provided to the Company by you and the address for service for the Company shall be as set forth in 27.2.4.

27.2.                     Any notice or other communication will be deemed to be served:

27.2.1.                      if personally delivered, at the time of delivery and, in proving service, it shall be sufficient to produce a receipt for the notice signed by or on behalf of the addressee;

27.2.2.                      if by letter, at noon on the Business Day after such letter was posted and, in proving service, it shall be sufficient to prove that the letter was properly stamped first class addressed and delivered to the postal authorities; and

27.2.3.                      if by facsimile transmission, at the time and on the day of transmission, and, in proving service, it shall be sufficient to produce a transmission report from the sender’s facsimile machine indicating that the facsimile was sent in its entirety to the recipient’s facsimile number.

27.2.4.                      Details for service of any notice or other communication on the Company are as follows:

Eric Bock, General Counsel

c/o Travelport Inc.

405 Lexington Avenue

57th Floor

New York, NY 10174

Fax: (212)915-9169

Date

Signed on behalf of the Company by:

/s/ Gordon Wilson

Gordon Wilson

Director

President and CEO Travelport GDS

Signed on behalf of TDS Investor (Cayman) L.P. with respect to clauses 16.8 and 16.9  only by:

TDS Investor (Cayman) G.P. on behalf of TDS Investor (Cayman) L.P.:

NAME:	/s/ Gordon Wilson
TITLE:	President and CEO, Travelport GDS

EXECUTED and DELIVERED as a DEED

/s/ Philip Emery

by Philip Emery in the presence of:

Witness:
Signature:	/s/ Geoff Dadswell

Name:	Geoff Dadswell

Work Address:	Axis One, Axis Park, 10 Hurricane Way

Langley, Berkshire SL3 8AG United Kingdom

Date:	October 5, 2009

By executing this deed you acknowledge that you have read this contract of employment. Further, you understand, agree to and will abide by all the terms and conditions of employment as set out above.